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                                                                 Exhibit 99.1







COMPANY CONTACTS:                              TSENG'S INVESTOR RELATIONS:
Mark Karsch                        -or-        The Equity Group Inc.
Tseng Labs, Inc.                               Linda Latman/Robert Goldstein
Senior V.P. and CFO                            (212) 836-9609/(212) 371-8660
(610) 313-9388
e-mail:financial@tseng.com

Robert J. Towarnicki                           CELL PATHWAYS MEDIA CONTACT:
Cell Pathways, Inc.                            J. Kureczka Associates
President and CEO                              Joan Kureczka/Jesse Fisher
(215) 706-3800                                 (415) 821-2413


FOR IMMEDIATE RELEASE
---------------------


                  CELL PATHWAYS AND TSENG LABS AGREE TO COMBINE
                  ---------------------------------------------

         HORSHAM, PA (June 23, 1998): Cell Pathways, Inc. ("CPI") of Horsham, PA and Tseng Labs, Inc. ("Tseng") of Norristown, PA (Nasdaq National Market:TSNG) today announced that they have signed a definitive agreement whereby the stockholders of Tseng will exchange all of their stock tax-free for approximately 5.5 million shares of Common Stock of CPI, representing an equity interest of approximately 23%. The transaction will require the approval of the stockholders of both companies. Upon completion of the transaction, scheduled for October 1998, the stock of CPI will be listed for trading on the Nasdaq National Market. Tseng currently has 15,084,337 shares of common stock outstanding. Based on the closing price of Tseng stock on the Nasdaq National Market on Tuesday, June 23, 1998 of $ 2.69, the proposed transaction has a total value of approximately $177 million.

         Jack Gibbons, President and Chief Executive Officer of Tseng, commented, "After an analysis of nearly 100 possible transactions, and a careful review by independent experts, we chose this transaction and sincerely believe it is an outstanding opportunity for the shareholders of Tseng to participate in a company with exciting future prospects."

         "The completion of this transaction will provide CPI with additional financial resources to continue the aggressive clinical development of our lead compound, FGN-1(TM) exisulind, in the prevention and treatment of several of the most common and deadly forms of cancer," said Robert J. Towarnicki, President and CEO of Cell Pathways. "In addition, it will allow us to accelerate the preclinical development of some of the most promising new anticancer compounds in our research pipeline." Mr. Towarnicki will become President and CEO of the combined company.

                                   -- More --


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Cell Pathways and Tseng Labs to Combine
Page 2



         In December of 1997, Tseng sold substantially all of its graphics development assets and sought to convert its largely cash assets into investments in a growth-stage company or companies in the late stage of product development.

         CPI is a privately-owned pharmaceutical company focused on the development and commercialization of products to prevent and treat cancer. CPI has started or is planning clinical trials of its lead compound FGN-1(TM) exisulind in seven indications (an "indication" is a disease, symptom or medical sign or circumstance for which the product is to be used). CPI is conducting an on-going pivotal Phase III trial for Adenomatous Polyposis Coli (APC), a disease characterized by numerous precancerous polyps of the colon. In December 1997, CPI initiated Phase II/III trials of FGN-1 for the treatment of sporadic adenomatous colonic polyps, and for the prevention of prostate cancer recurrence, as well as a pilot study in lung cancer. In February 1998, CPI initiated a Phase II/III trial of FGN-1 for the prevention of breast cancer recurrence. CPI also plans to initiate Phase II trials for the treatment of Barrett's Esophagus and cervical dysplasia in 1998.

         CPI's technology is based upon its discovery of a novel mechanism which the company believes, based on its research, can be targeted to induce selective apoptosis, or programmed cell death in precancerous and cancerous cells without affecting normal cells. Utilizing this proprietary knowledge, the company has created over 400 new chemical compounds, over 200 of which display significantly greater apopotic potency than exisulind.

         Cell Pathways Inc. was founded in 1990 and has completed seven rounds of private equity financing. Investors in these private equity financings have included: Canaan Partners, Gem Capital Management, Goldman Sachs, New York Life Insurance Company, Northwood Ventures, Quest Ventures, Technology Partners, and Vulcan Northwest. In its most recent financings, CPI raised $17.6 million in the spring of 1997 and $21.6 million in the spring of 1998. Following the combination of CPI and Tseng, CPI expects to have $45 million in cash and cash equivalents, and approximately 24 million shares of common stock outstanding. Financial advice regarding this transaction was provided to CPI by Salomon Smith Barney and to Tseng by Janney Montgomery Scott.

          Internet users may visit the Cell Pathway's website at http://www.igi.net/~cellpath and Tseng's website at http://www.tseng.com.

         All forward looking information are estimates of Tseng Labs, Inc.'s management and are subject to various risks and uncertainties that may influence Tseng's ability to execute its acquisition strategy and other risks as detailed from time to time in Tseng's SEC reports and filings.

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